                                                                   EXHIBIT 12(a)
                 Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                   COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Six Months
                                      Ended June 30,           Years Ended December 31,
                                      --------------- -----------------------------------------
(millions except ratios)               1995    1994    1994    1993    1992 (1)   1991    1990
                                      ------- ------- ------- ------- --------- ------- -------
Income from continuing operations
   before provision for income taxes  $ 318.1 $ 279.7 $ 537.6 $ 479.1 $   290.5 $ 331.5 $ 325.2

Add back fixed charges:

Interest on indebtedness                 27.0    22.1    46.4    42.3      41.9    40.7    44.4

Interest on ESOP                          2.7     3.0     5.9     6.5       6.9     7.2     7.4

Portion of rents representative of
   interest factor                       12.0    15.8    28.7    26.1      19.2    15.4    13.2
                                      ------- ------- ------- ------- --------- ------- -------
   INCOME AS ADJUSTED                 $ 359.8 $ 320.6 $ 618.6 $ 554.0 $   358.5 $ 394.8 $ 390.2
                                      ======= ======= ======= ======= ========= ======= =======

FIXED CHARGES:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries           $  27.0 $  22.1 $  46.4 $  42.3 $     41.9 $  40.7 $  43.9

Unconsolidated subsidiaries                 -       -       -       -          -       -     0.5
                                      ------- ------- ------- ------- ---------- ------- -------
   INTEREST                              27.0    22.1    46.4    42.3       41.9    40.7    44.4

Interest on ESOP                          2.7     3.0     5.9     6.5        6.9     7.2     7.4

Portion of rents representative of
   interest factor                       12.0    15.8    28.7    26.1       19.2    15.4    13.2
                                      ------- ------- ------- ------- ---------- ------- -------
   TOTAL FIXED CHARGES                $  41.7 $  40.9 $  81.0 $  74.9 $     68.0 $  63.3 $  65.0
                                      ======= ======= ======= ======= ========== ======= =======
RATIO OF EARNINGS TO FIXED CHARGES        8.6     7.8     7.6     7.4        5.3     6.2     6.0
                                      ======= ======= ======= ======= ========== ======= =======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.

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